EXHIBIT 10.5A
                       FIFTH AMENDMENT TO LEASE

THIS FIFTH AMENDMENT TO LEASE is made and entered into on the 3rd day of June 1996, by and between Metropolitan Life Insurance
Company (hereinafter called "Landlord") and U.S. Communications,
Inc. (hereinafter called "Tenant").

                           WITNESSETH

WHEREAS, Landlord and Tenant entered into a Lease Agreement on December 17, 1992, and as amended February 14, 1994; November 1, 1994; December 31, 1994 and June 21, 1995 hereinafter called "Lease" for the lease and rental by Tenant from Landlord of approximately 14,400 square feet located at 6140 Northbelt Parkway, Suite B, C & F Norcross, GA 30071, hereinafter called "Premises".

WHEREAS, Landlord and Tenant desire to amend said Lease by extending the lease term and incorporating an additional 7,900 square feet known as 6115-A Jimmy Carter Blvd.

NOW THEREFORE, in consideration of the mutual rights and obligations of the parties as recited in the Lease and herein, Landlord and Tenant agree to amend the Lease as follows:

1. Effective June 1, 1996, the Premises per paragraph 1.02 of the Lease Agreement, which originally consisted of 14,400 square feet ("Original Premises") shall be expanded by 7,900 square feet ("Expansion Premises"). The Premises shall consist of both the Original Premises plus the Expansion Premises for a total of 23,300 square feet. The Original Premises and Expansion Premises are shown on the attached Exhibit "A" to this Amendment and more particularly described as:

               6140 Northbelt Parkway  Suites B, C, & F
                       and
               6115 Jimmy Carter Blvd.  Suite A
               Norcross, Georgia 30071

2. The Expiration Date of the Lease per paragraph 1.03, shall be amended and the lease shall now expire January 31, 1999.

3.   Paragraph 1.04, Rental and Special Stipulation #6 of the
     Lease shall be amended as follows:

                                       Monthly Base
                Period                 Rental Rate

             06/01/96 - 07/31/96        $ 7,540.00
             08/01/96 - 11/30/96        $11,670.00
             12/01/96 - 11/30/97        $12,023.00
             12/01/97 - 11/30/98        $12,395.00
             12/01/98 - 01/31/99        $12,767.00

4. Tenant agrees to accept possession of the Expansion Premises in "as is" condition, except the Landlord shall provide all mechanical systems in good working condition. Landlord agrees to inspect and repair, at Landlord's expense all mechanical systems including HVAC, prior to Tenant's acceptance of the Premises. Landlord shall not be required to make any other improvements to the Premises or Expansion Premises. Landlord shall not be responsible for any other repairs other than those per paragraph
5.01 of the Lease Agreement.

     Provided Tenant has maintained the regularly scheduled preventative maintenance/service contract per Paragraph 5.05 of the Lease Agreement, if during the initial six months of Tenant's occupancy of the Expansion Premises, repairs and/or replacement of the hot water, hearing and air conditioning systems in the Expansion Premises are required due to the failure of the equipment, such repairs and/or replacement shall be made and performed by the Landlord at no cost to the Tenant.

5. All other terms and conditions of the Lease Agreement remain as previously agreed.

All other terms and conditions of the Lease, any Amendments, Modifications and Ratifications thereof, shall remain in full force and effect. This Amendment to Lease is attached to and incorporated by reference into the Lease Agreement as though fully rewritten therein.

LANDLORD:                              TENANT:
Metropolitan Life Insurance Company    U.S. Communications, Inc.
By: /s/ J. Samuel O'Briant             By: /s/ Robert J. Kostrinsky
        Equity Investment Manager
Date: 6/6/96                           Date: 6/3/96

                        EXHIBIT "A"

             [Drawing of Premises covered by Lease].